Exhibit 99.1

Investor Relations Contact:

LHA

Cathy Mattison

(415) 433-3777

cmattison@lhai.com

Axesstel Reports Third Quarter 2012 Results

– Reports $16.3 million revenue –

– Delivers record gross margin of 28% –

– Records net income of $2.1 million and diluted EPS of $0.08 –

– Favorably restructures debt, lowers cost of capital and bolsters balance sheet –

SAN DIEGO, CA – November 6, 2012 – Axesstel (OTCQB: AXST), a leading provider of fixed wireless voice and broadband access solutions to the worldwide telecommunications market, reported results for its third quarter and nine months ended September 30, 2012.

Axesstel reported revenues for the third quarter of 2012 of $16.3 million and net income of $2.1 million, or $0.08 per diluted share. This compares to revenue of $17.1 million and net income of $1.3 million, or $0.05 per diluted share, for the same period in the prior year. Net income for the third quarter of 2012 was positively impacted by a one-time note payable discount of $791,000 in connection with the restructuring of certain accounts payable.

Clark Hickock, chief executive officer of Axesstel, said, “Our strong third quarter and year-to-date 2012 performance is a significant indication of the progress we have made and the momentum ahead for the business in 2013 and beyond. We are on track to achieve our key operating goals for 2012, posting consistent quarterly profitability and year-over-year revenue growth. We also delivered on our commitments to improve our working capital position and reduce our cost of capital this quarter. Our business model of customer driven innovation and extension of our product footprint is delivering value for our stockholders.”

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“Our solid third quarter results were driven by sales of our Rev. B Wi-Fi gateway with VoIP capability in Europe and our wire-line replacement terminal in North America. Our 2012 research and development initiatives continue to be focused in three product areas. First, we will be introducing a line of affordable home alert products that allow network operators to offer new products to their entire subscriber base while also using those products to attract new subscribers. Second, we will be launching a new dual-mode gateway supporting both GSM and CDMA technologies in one device, making it easier for operators to meet customer needs while optimizing network usage. This gateway complements our 4G gateway, which is our number one selling product globally. Finally, we are working with customers on the design of the next generation of our wire-line replacement terminal. We expect to begin initial shipments of these products in the late 2012, early 2013 timeframe. We are looking forward to an exciting future,” Hickock added.

Financial Results

Revenue for the third quarter of 2012 was $16.3 million, compared to $17.1 million in the third quarter of 2011. Gross margin was $4.5 million, or 28% of revenue, for the third quarter compared to gross margin of $4.2 million, or 24% of revenue, in the same period last year. Third quarter 2012 operating expenses were $2.9 million compared to $2.4 million in the third quarter of 2011. Net income for the quarter was $2.1 million, or $0.08 per diluted share, including a one-time $791,000 note payable discount resulting from the restructuring of past due accounts payable, compared to third quarter 2011 net income of $1.3 million, or $0.05 per diluted share.

For the nine months ended September 30, 2012, the company reported revenue of $43.9 million and gross margin of 26%, compared to $37.2 million and 23%, respectively, for the first nine months of 2011. Net income for the nine month period was $3.5 million, or $0.13 per diluted share, including the aforementioned $791,000 note payable discount, compared to $81,000, or breakeven earnings per share, in the same period of 2011.

As of September 30, 2012, cash and cash equivalents were $1.6 million, compared to $850,000 as of December 31, 2011. Working capital was a deficit of $2.8 million at September 30, 2012 compared to a deficit of $11.8 million at December 31, 2011. The company continues to fund its operating requirements through cash flows from operations and bank financings.

“We achieved two pivotal elements of our 2012 strategy for the balance sheet in the third quarter,” stated Pat Gray, chief financial officer of Axesstel. “First, we successfully restructured $8.2 million of past due accounts payable into short- and long-term debt. This restructuring combined with profitable operations for each of the past five quarters has improved our negative working capital position from $14.2 million at June 30, 2011 to $2.8 million at September 30, 2012 and positions the company to become working capital positive in 2013.”

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“Second, as a result of our improved operating performance, we significantly lowered the interest rate on short-term borrowings to further improve profitability. We secured a $7.0 million accounts receivable-based financing facility from Silicon Valley Bank at current interest rates ranging from 6% to 7% per annum, compared to interest rates from 16% to 24% under our prior facility,” Gray concluded.

Axesstel ended the third quarter with $5.0 million in bank financings, including $3.4 million under the company’s account receivable financing facility and $1.6 million under a term loan with a commercial bank in China.

Recent Highlights

•

Secured a $7.0 million revolving line of credit with Silicon Valley Bank to fund the company’s short-term working capital needs at significantly lower interest rates than under the company’s prior facility.

•

Reached an agreement with Wistron Neweb Corporation to restructure $8.2 million in past due accounts payable into a short- and long-term payment obligation, resulting in an immediate improvement to Axesstel’s working capital position.

•	Presented at the 2012 Southern California Investor Conference in August.

Conference Call

Axesstel will host a conference call at 8:00 a.m. PT (11:00 a.m. ET) today, November 6th, to discuss its third quarter results. Participating in the call will be Clark Hickock, chief executive officer; and Patrick Gray, chief financial officer.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.axesstel.com. Alternatively, you may participate in the call by dialing 1-877-663-9622. International callers should dial 00-1-973-200-3973. The conference ID/password will be 40286784. Participants are encouraged to dial 10 minutes prior to the call to prevent a delay in joining. If you are unable to participate in the call at this time, the webcast will be archived on the Axesstel website. In addition, a telephonic replay will be available at 2:00 p.m. ET today through Friday, November 9th at 11:59 p.m. ET. To access the replay, please dial 1-855-859-2056. International callers should dial 00-1-404-537-3406. The pass code will be 40286784.

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About Axesstel, Inc.

Axesstel (OTCQB: AXST) is a leading provider of fixed wireless voice and broadband access solutions for the worldwide telecommunications market. Axesstel’s best in class product portfolio includes fixed wireless phones, wire-line replacement terminals, and 3G and 4G broadband gateway devices used to access voice calling and high-speed data services. The company has supplied millions of devices to leading telecommunications operators and distributors in over 50 countries worldwide. Axesstel is headquartered in San Diego, California. For more information on Axesstel, visit www.axesstel.com.

© 2012 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited to the risk factors noted in Axesstel's filings with the Securities and Exchange Commission, including the need for additional working capital; economic and political instability in developing markets served by Axesstel; unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the rapidly changing nature of technology and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix; Axesstel’s need to gain market acceptance for its products; dependence on a limited number of large customers; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s reliance on its primary contract manufacturers. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

Tables to follow

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AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the nine months ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Revenues	$16,327,643	$17,061,864	$43,891,422	$37,238,780
Cost of goods sold	11,802,316	12,887,546	32,559,456	28,650,467

Gross margin	4,525,327	4,174,318	11,331,966	8,588,313

Operating expenses
Research and development	705,563	512,601	1,777,397	1,518,241
Sales and marketing	880,314	987,678	2,265,405	2,980,602
General and administrative	1,291,721	945,316	3,476,110	2,893,065

Total operating expenses	2,877,598	2,445,595	7,518,912	7,391,908

Operating income	1,647,729	1,728,723	3,813,054	1,196,405

Other Income (expense)
Interest expense, net	(204,333)	(422,090)	(929,879)	(1,115,789)
Note payable discount	791,000	0	791,000	0

Total other income (expense)	586,667	(422,090)	(138,879)	(1,115,789)

Income before income tax provision	2,234,396	1,306,633	3,674,175	80,616
Income tax provision	112,000	—	184,000	—

Net income	$2,122,396	$1,306,633	$3,490,175	$80,616

Earnings per share:
Basic	$0.09	$0.06	$0.15	$0.00

Diluted	$0.08	$0.05	$0.13	$0.00

Weighted average shares outstanding:
Basic	24,084,939	23,683,482	23,928,446	23,683,482
Diluted	26,896,633	24,446,491	26,341,667	23,948,022

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AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS

Current assets:
Cash and cash equivalents	$1,618,385	$849,510
Accounts receivable, net	11,708,930	8,900,508
Inventories, net	301,000	534,000
Supplier advances	508,297	843,076
Prepayments and other current assets	494,349	197,688

Total current assets	14,630,961	11,324,782

Property and equipment, net	226,427	61,578

Other assets:
Licenses, net	8,853	90,000
Other, net	20,952	20,952

Total other assets	29,805	110,952

Total assets	$14,887,193	$11,497,312

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$6,198,661	$12,466,142
Note payable - current, net of discount	1,624,000	—
Bank financings	4,981,661	6,100,435
Accrued commissions	646,000	474,455
Accrued royalties	1,425,000	1,424,000
Accrued warranties	412,000	636,000
Other accrued expenses and current liabilities	2,121,240	2,027,482

Total current liabilities	17,408,562	23,128,514

Long-term liabilities:
Note payable - long term, net of discount	5,299,000	—

Stockholders’ deficit	(7,820,369)	(11,631,202)

Total liabilities and stockholders’ deficit	$14,887,193	$11,497,312

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